Exhibit 99.1

MANAGEMENT’S FINANCIAL DISCUSSION AND ANALYSIS

The following section contains forward-looking statements relating to revenues, expenditures and sufficiency of capital resources. Actual results may differ from those projected in the forward-looking statements for a number of reasons, including those described in the Risk Factors section below. The following discussion and analysis should be read in conjunction with the consolidated financial statements (restated) and accompanying notes contained in this revised Annual Report. All amounts are expressed in United States dollars unless otherwise noted.

Restatement of Prior Period Financial Statements

In connection with the preparation of our fiscal 2004 annual results, we determined that our previously published financial statements reflected errors in fiscal 2002 and 2003. These financial statements did not properly reflect the treatment of certain revenue recognition, stock-based compensation charges, and operating expenses relating to a lease liability. Several additional adjustments were also identified.

The financial statements included in this revised Annual Report as of March 31, 2003 and 2002 and for the years ended March 31, 2003 and 2002 and the eleven months ended March 31, 2001 reflect the appropriate characterization of certain revenue recognition, stock-based compensation, rent expense, and other noted adjustments. The restatement adjustments have no impact on the net cash flows of the Company. Investors should rely solely on the financial statements in this revised Annual Report, and not on previously published financial statements. A complete discussion of the restated financial data is included in Note 3 to our consolidated financial statements included in this revised Annual Report.

Overview

BakBone Software Incorporated (the Company) is an international storage management software company that develops and globally distributes storage management solutions to the open systems markets, providing data protection and management solutions scalable from workgroup to enterprise. Our corporate headquarters is located in San Diego, California. This facility houses executive management as well as sales, marketing, engineering, customer support and administrative departments. We maintain offices in Tokyo, Japan and Poole, Dorset, United Kingdom, whose primary activities surround the sales, marketing and administrative functions for the Asian and European regions, respectively. In addition, our United Kingdom and San Diego offices include engineering personnel responsible for the development effort of our NetVault core and NetVault Application Plug-in Module (APM) software products, respectively.

We have incurred operating losses and net losses since inception of our operations in March 2000. Our operating losses were $7.7 million, $12.1 million and $19.1 million for the years ended March 31, 2003 and 2002 and the eleven months ended March 31, 2001, respectively. We have incurred an accumulated deficit of $50.6 million through March 31, 2003.

Subsequent to the MagnaVault product line’s “end of life”, effective December 31, 2002, the Company develops and sells one main product, NetVault. The following is a brief discussion of the product.

NetVault

NetVault is a backup and recovery software that permits computer network administrators to maintain “backup” copies of documents, data, images and records so that they may be restored for access if files are lost or corrupted in the event of a future catastrophic local server or network failure. NetVault addresses the growing data storage needs of systems administrators across a wide range of storage topologies, including: Direct Attached Storage (DAS), Storage Area Networks (SAN), Network Attached Storage (NAS), Local Area Networks (LAN) and Wide Area Networks (WAN). NetVault’s scalable, modular architecture meets the challenges of storage management for a wide variety of applications, including those used by firms worldwide such as Oracle, Informix, DB2, SQL, Sybase and Microsoft Exchange.

NetVault is a fully functional software suite that offers several advantages over competitive products (such as Veritas’ NetBackup and Legato’s Networker). Recognizing the impact of emerging trends, NetVault was redesigned in 1999 to allow for the rapid and seamless integration of new features. From a business standpoint, this gives BakBone faster adaptations for new databases, operating systems and devices. This time to market in our dynamically changing industry is key for customers. From a user’s standpoint, it allows for the addition of new features and enhancements without adding significant administrative burden.

Target Markets

BakBone’s software can be used in virtually any industry where there is a need for electronic data or images to be backed up, archived or prepared for disaster recovery. The environments covered within those industries range from workgroup, to departmental, to enterprise-wide. More specifically, within those environments, BakBone’s product is targeted to networked storage, a market projected to constitute 70% of all data storage by the year 2006, according to an IDC December 2002 report. The growth of networked storage is due to the emergence of cost and performance efficiencies associated with NAS and SAN solutions, for which NetVault is designed.

Technology Alliances

One of BakBone’s key areas of focus is working with complementary storage software and hardware vendors to assure smooth operation of our software with other solution devices. BakBone maintains an interoperability laboratory that is populated with an extensive array of hardware and software from all the leading storage vendors. To date, over 500 configurations have been tested and certified with BakBone software. Certified hardware includes drives and libraries including, but not limited to: HP, Hitachi, IBM, Panasonic, Quantum/ATL, Seagate, Sony, and StorageTek, as well as a variety of smaller storage manufacturers.

Product Distribution

We presently market our software and associated services indirectly to end-user customers through sales channels such as resellers, original equipment manufacturers (OEMs), solution providers, hardware distributors, application software vendors and systems integrators.

BakBone Software KK, located in Tokyo, Japan, distributes NetVault software in the Pacific Rim via distribution channels in Japan and other countries throughout Asia.

BakBone Software Ltd., located in the United Kingdom, distributes NetVault software in Europe, Africa and the Middle East.

BakBone Software Inc., located in the United States, distributes NetVault software throughout the United States, Canada and Latin America.

Operating Results

Investors should rely solely on the financial statements in this revised Annual Report and not on any other previously published financial statements.

Our operating results for the year ended March 31, 2003 (restated) compared to the year ended March 31, 2002 (restated).

Revenues

Revenues increased approximately 82%, to $17.9 million for the year ended March 31, 2003, from $9.9 million for the year ended March 31, 2002. Revenues for the year ended March 31, 2003 consisted of $15.3 million in licensing revenues and $2.6 million in service revenues, compared to revenues for the year ended March 31, 2002, which consisted of $8.1 million in licensing revenues and $1.8 million in service revenues.

Licensing Revenues

Our products are sold almost exclusively through our channel partners, value-added resellers (VARs), value-added distributors (VADs) and OEMs, in three geographic segments: North America, Asia and Europe. OEM revenues prior to fiscal 2003 were not significant, but they increased substantially in all regions due to our relationship with NCR Teradata (NCR). Substantially all of our OEM revenues to date have been derived from our worldwide relationship with NCR. We anticipate that OEM licensing revenues worldwide will continue to increase in absolute dollars and as a percentage of revenues as we expand our relationship with NCR.

In North America, licensing revenues for the year ended March 31, 2003 increased approximately 96% to $5.9 million, from $3.0 million for the year ended March 31, 2002. Licensing revenues growth in North America was driven by both the reseller and OEM channels. During fiscal 2003, we established many new reseller relationships, while leveraging existing relationships to grow our revenues through the reseller channel. Prior to fiscal 2003, North American OEM licensing revenues were relatively insignificant in terms of consolidated revenues, but fiscal 2003 experienced significant OEM licensing revenues growth.

In Asia, licensing revenues for the year ended March 31, 2003 increased approximately 71% to $6.3 million, from $3.7 million for the year ended March 31, 2002. Similar to North America, Asia grew licensing revenues through both the reseller and OEM channels. The year ended March 31, 2003 was the first year in which Asia generated significant OEM revenues. This was due to the strength of our worldwide relationship with NCR, who accounted for a majority of Asia’s OEM revenues during fiscal 2003. Additionally, expansion into new territories during fiscal 2003, including India and Kuala Lumpur, contributed to the increase in licensing revenues in fiscal 2003.

In Europe, licensing revenues for the year ended March 31, 2003 increased approximately 125% to $3.1 million, from $1.4 million for the year ended March 31, 2002. Increased sales to existing resellers, supplemented by sales to new resellers, and the maturation of our relationship with NCR, helped to drive revenues higher. Furthermore, licensing revenues increased due to the fact that we increased the significance of our operations in several territories, most notably Germany, during the year ended March 31, 2003.

Service Revenues

Service revenues consist principally of maintenance revenues derived from the sale of customer support contracts. These contract fees generally approximate 20% of the licensing fee. Revenues from customer support contracts are deferred and amortized on a straight-line basis over the life of the contract, generally one year.

In North America, service revenues for the year ended March 31, 2003 increased approximately 49% to $1.5 million, from $1.0 million for the year ended March 31, 2002. In Asia, service revenues for the year ended March 31, 2003 increased approximately 48% to $532,000, from $359,000 for the year ended March 31, 2002. In Europe, service revenues for the year ended March 31, 2003 increased approximately 45% to $550,000, from $379,000 for the year ended March 31, 2002. The worldwide increase in service revenues is directly related to the increased licensing revenues from sales to new customers and to maintenance contract renewals from existing customers.

Cost of Revenues

Cost of revenues for the year ended March 31, 2003 totaled $1.7 million with a gross margin of 91%, compared with cost of revenues of $1.2 million with a gross margin of 87% for the year ended March 31, 2002. These costs consisted primarily of the direct cost of providing customer support, including salary and benefits of staff working in our customer support departments as well as associated costs of computer equipment, telephone and other general costs necessary to maintain an adequate level of customer support to our end users. Also included in cost of revenues are the direct costs of raw materials and packaging for the products shipped to customers. These costs, however, are nominal as the products shipped to customers consist of a CD, manual, printed box and other media. Product costs for these items individually and in aggregate are minimal and we have little risk of inventory obsolescence due to the small quantities of these items needed to fill our customers’ orders and the short lead time to acquire additional materials. Raw material purchases are held in inventory until the sale of the related software product at which time the cost per unit sold is released to cost of revenues.

The decrease in cost of revenues as a percent of total revenues for the year ended March 31, 2003 compared to the year ended March 31, 2002 was due primarily to the overall increase in service revenues. As cost of revenues is comprised primarily of fixed customer support salaries, cost of revenues as a percent of total revenues is likely to decrease as revenues increase.

Sales and Marketing Expenses

Sales and marketing expenses consist primarily of payroll, commission, marketing, and travel costs for our worldwide sales staff. Sales and marketing expenses increased $1.4 million, or 13%, to $12.1 million for the year ended March 31, 2003, from $10.8 million for the year ended March 31, 2002. The increase was attributed primarily to an increase in performance-based (i.e. commissions and bonuses) payments, which are a direct function of revenues. Headcount remained relatively stable, although the year ended March 31, 2003 experienced a slight increase in salaries expense due to the hiring of a VP of Sales and a VP of Marketing during fiscal 2003. Furthermore, our expansion into new territories, primarily in Asia and Europe, contributed to the increase.

Sales and marketing expenses as a percentage of total revenues for the year ended March 31, 2003 decreased to 68%, from 109% for the year ended March 31, 2002. The decrease was due primarily to the increase in total revenues.

Research and Development Expenses

Research and development expenses consist primarily of salary and related costs for our worldwide engineering staff. Research and development expenses increased $442,000, or 10%, to $5.0 million for the year ended March 31, 2003, from $4.5 million for the year ended March 31, 2002. The overall increase was due primarily to increased salaries and travel-related expenditures. During the first six months of fiscal 2003, headcount was increased in order to facilitate the increase in NetVault product development and product sales volume. In November 2002, headcount was reduced in conjunction with the MagnaVault exit activities. Although headcount between March 31, 2003 and March 31, 2002 remained stable, year-over-year salary expense actually increased due to the aforementioned hiring that took place during the first half of the fiscal year. Additionally, increased travel-related costs surrounding off-site software testing activities added to the overall increase in research and development expenses.

Research and development expenses as a percentage of total revenues for the year ended March 31, 2003 decreased to 28%, from 46% for the year ended March 31, 2002. The decrease was due primarily to the increase in total revenues.

General and Administrative Expenses

General and administrative expenses include salaries and benefits for our corporate personnel and other expenses, such as facilities costs and professional services. General and administrative expenses increased $528,000, or 9%, during the year ended March 31, 2003. The increase in general and administrative expenses relates primarily to increases in payroll and insurance premiums, as well as to a charge relating to the administration of an employee stock program. Although headcount remained stable, salary and related costs increased slightly due to annual compensation increases. Recent national and global events have caused insurance premiums to increase leading to an increase in our insurance costs. Finally, we incurred an operating charge related to the administration of an employee stock program, which was established in March 2000 as a retention tool for key personnel associated with an acquired entity. We had not incurred such a charge prior to fiscal 2003.

General and administrative expenses as a percentage of total revenues for the year ended March 31, 2003 decreased to 33%, from 55% for the year ended March 31, 2002. The decrease was due primarily to the increase in total revenues.

Stock-based Compensation

Effective April 1, 2002, we adopted the Canadian Institute of Chartered Accountants Handbook (CICA) Section 3870, Stock-based Compensation and Other Stock-based Payments (Section 3870), under which we are required to apply a fair value-based method of accounting for all stock-based payments issued to non-employees and all direct awards of stock to employees. We continue to use settlement date accounting to account for employee stock options.

During the year ended March 31, 2003, we recognized $536,000 in stock-based compensation expense in connection with the issuance of certain equity instruments to non-employees for services they rendered to us. The fair value of these equity instruments was calculated using the Black-Scholes option pricing model and was recorded as stock-based compensation expense during the year ended March 31, 2003.

Special Charges

In November 2002, we undertook a plan to cease all activities, with the exception of customer support, related to the MagnaVault product offering. In connection with the MagnaVault exit activities, we recorded a charge of $415,000 during the year ended March 31, 2003. The charge was comprised of expenses related to employee severance of $87,000, idle facility costs of $192,000 and fixed asset impairment and other exit costs totaling $136,000.

Amortization of Goodwill

Effective April 1, 2002 and pursuant to CICA Section 3062, Goodwill and Other Intangible Assets (CICA Section 3062), goodwill is no longer amortized, but is reviewed at least annually for impairment. Therefore, we incurred no amortization expense during the year ended March 31, 2003 compared to $3.7 million during the year ended March 31, 2002.

Amortization of intangible assets

In connection with our acquisition of BakBone KK in March 2002, we recorded $222,000 in separately identifiable intangible assets. These intangible assets are amortized over their estimated useful life, or four years. Thus, we recognized $55,000 in amortization expense during the year ended March 31, 2003. We incurred no such charge during the year ended March 31, 2002.

Impairment of Goodwill

We recorded goodwill impairment charges of $888,000 and $2.5 million for the years ended March 31, 2003 and 2002, respectively. The impairment charges in fiscal 2003 and 2002 related to goodwill recorded in connection with our acquisition of the MagnaVault intellectual property.

In connection with the acquisition of Tracer, we acquired exclusive intellectual property rights to MagnaVault. From the initial acquisition date in June 2000, through the MagnaVault “end of life” in December 2002, we marketed and sold MagnaVault as a stand-alone software product. MagnaVault revenues were flat during the first three quarters of fiscal 2002, with a notable decrease during the fourth quarter of the same fiscal year. Based on MagnaVault’s results of operations during the fourth quarter of fiscal 2002, we performed an impairment analysis of the MagnaVault-related goodwill, which resulted in an impairment charge of $2.5 million in the year ended March 31, 2002, reflecting the difference between the carrying value and projected discounted future cash flows from the MagnaVault product line.

During the first two quarters of fiscal 2003, despite our efforts to revitalize MagnaVault’s operations by allocating additional resources to MagnaVault, total revenues generated from MagnaVault experienced a continued decline. This trend continued into the third quarter of fiscal 2003, and in November 2002, management decided to “end of life” the MagnaVault product line, whereby all activities, with the exception of customer support, related to MagnaVault would cease permanently, effective December 31, 2002. In connection with this decision, we terminated several employees and closed our Maryland office facility. Based on this triggering event, in accordance with CICA Section 3062, we performed an impairment analysis on the MagnaVault-related goodwill as of December 31, 2002. The first step in the impairment analysis involved comparing the carrying values of the MagnaVault reporting units to their fair values. It was determined that the carrying values of the reporting units exceeded the estimated fair values, consequently, step two of the impairment test was required. As a result of step two, the related goodwill was deemed impaired and we recognized a charge of $442,000 in the third quarter of fiscal 2003. This charge represented the amount by which the goodwill’s carrying value exceeded its estimated fair value, a component of which related to the estimated terminal value of the MagnaVault intellectual property (MagnaVault IP). During the third quarter of fiscal 2003, we began negotiations with a third party to sell the MagnaVault IP. As of December 31, 2002, it appeared likely that the sale of the MagnaVault IP would be consummated. The negotiations continued into the fourth quarter of fiscal 2003; however, as of March 31, 2003, management believed the probability of a successful sale of the MagnaVault IP to the aforementioned third party to be unlikely. Based on this triggering event, we performed an additional impairment analysis, following the steps outlined above, on the MagnaVault-related goodwill. As a result of the additional analysis, the related goodwill was deemed impaired and we recognized a charge of $446,000 in the fourth quarter of fiscal 2003. This charge represented the remaining carrying value of the MagnaVault-related goodwill.

Provision for income taxes

During the year ended March 31, 2003, we recognized a provision for income taxes related to transactions between our foreign subsidiaries. Certain transactions between our foreign subsidiaries trigger tax liabilities in the respective jurisdictions in which we do business. Income taxes arising out of these transactions were immaterial during the year ended March 31, 2002.

Our operating results for the year ended March 31, 2002 (restated) compared to the eleven months ended March 31, 2001.

Revenues

Revenues for the year ended March 31, 2002 were $9.9 million, consisting of $8.1 million in licensing revenues and $1.8 million in service revenues. Comparatively, revenues for the eleven months ended March 31, 2001 were $5.0 million, consisting of $4.2 million in licensing revenues and $789,000 in service revenues.

Licensing Revenues

Our products are sold almost exclusively through our channel partners, VARs, VADs and OEMs, in three geographic segments: Asia, North America and Europe. Asia, North America and Europe contributed $3.7 million, $3.0 million and $1.4 million, respectively, of licensing revenues during the year ended March 31, 2002. During the eleven months ended March 31, 2001, Asia, North America and Europe contributed $2.5 million, $1.3 million and $400,000, respectively.

During the year ended March 31, 2002 and the eleven months ended March 31, 2001, our Asian operations provided 46% and 60% of total licensing revenues, respectively. Asian revenues increased $1.2 million, or 48%, in fiscal 2002 due to continued market acceptance of NetVault software in Japan and to expansion into new territories including: China, Korea and Vietnam. As of March 31, 2002, these new territories were directed from one office in Tokyo, Japan.

During the year ended March 31, 2002 and the eleven months ended March 31, 2001, our North American operations provided 37% and 30% of total licensing revenues, respectively. North American licensing revenues increased $1.8 million, or 137%, resulting primarily from the growth in our North American NetVault sales force and the increased market acceptance of NetVault. We began establishing our partner channels for NetVault in North America in July 2000 and as of March 31, 2001, we had executed partner agreements with over 50 VAR/VAD partners, and grew the number of VAR/VAD partners to 70 by March 31, 2002. Furthermore, as we first introduced NetVault in North America in August 2000, the year ended March 31, 2002 contained 12 months of NetVault sales, whereas the eleven months ended March 31, 2001 contained only eight months of NetVault sales. Average monthly sales were $252,000 and $160,000 for the year ended March 31, 2002 and the eleven months ended March 31, 2001, respectively. The increase in average monthly revenue coincides with the overall revenue growth trend in North America.

During the year ended March 31, 2002 and the eleven months ended March 31, 2001, our European operations provided 17% and 10% of total licensing revenues, respectively. These revenues resulted almost entirely from sales of NetVault and were generated from our sales office in Poole, Dorset, United Kingdom. European revenues increased $957,000, or 240%, resulting from increased sales in all regions of Europe, as well as from expansion into Israel and South Africa during the year ended March 31, 2002.

Service Revenues

North America, Asia and Europe contributed $1.0 million, $359,000 and $379,000, respectively, for service revenues for the year ended March 31, 2002.

During the year ended March 31, 2002, service revenues generated in North America, European and Asian regions were 58%, 22% and 20% of total service revenues, respectively. During the eleven months ended March 31, 2001, service revenues generated in the North America, European and Asian regions were 40%, 35% and 25%, respectively. The increase noted in North American service revenues as a percent of total service revenues resulted from a combination of the first full year of maintenance services being provided to North American customers and the first maintenance contract renewals.

As of March 31, 2002, NetVault and MagnaVault were supported from our offices in North America, Europe and Asia.

Cost of Revenues

Cost of revenues totaled $1.2 million and $782,000, or 13% and 16% of total revenues, during the year ended March 31, 2002 and the eleven months ended March 31, 2001, respectively.

The decrease in cost of revenues as a percent of total revenues resulted from a combination of higher average revenue per client service representative, increased efficiencies in distributing and supporting our software products, and reduced customer service headcount during the year ended March 31, 2002.

Sales and Marketing Expenses

Sales and marketing expenses totaled $10.8 million and $11.7 million, or 109% and 235% of total revenues, during the year ended March 31, 2002 and the eleven months ended March 31, 2001, respectively. Sales and marketing expenses remained relatively consistent between the two periods. However, additional resources were expended during the eleven months ended March 31, 2001 to introduce the NetVault product in North America. Our efforts to introduce NetVault and promote MagnaVault in North America during the eleven months ended March 31, 2001 led to substantial spending in advertising and public relations. We engaged in similar activities during the year ended March 31, 2002, albeit to a lesser extent.

The decrease in sales and marketing expenses as a percentage of total revenues was primarily a function of revenue growth during the year ended March 31, 2002, as total sales and marketing expenses in dollars remained fairly consistent. Thus, to the extent that revenues increase, we expect that sales and marketing expense will decrease as a percentage of total revenues.

Research and Development Expenses

Research and development expenses totaled $4.5 million and $3.6 million, or 46% and 72% of total revenues, during the year ended March 31, 2002 and the eleven months ended March 31, 2001, respectively. The decrease in research and development expenses as a percentage of revenues was due primarily to the increase in revenue between the year ended March 31, 2002 and the eleven months ended March 31, 2001.

The increase in total dollars spent on research and development activities during the year ended March 31, 2002 was due to increased average monthly headcount and increased expenditures related to travel, as we increased our focus on sales engineer client site visits during the year ended March 31, 2002. The majority of our engineering efforts are carried out in the United States and United Kingdom; these locations are responsible for the ongoing development and testing of our products. Engineering efforts in Japan are minimal and relate to creating functionality and interface capabilities for users in the Asian region.

General and Administrative Expenses

General and administrative expenses totaled $5.4 million and $8.0 million, or 55% and 162% of total revenues, during the year ended March 31, 2002 and the eleven months ended March 31, 2001, respectively. General and administrative expenses consisted primarily of salary and related costs for our 29 executive and administrative employees throughout our worldwide offices as of March 31, 2002, which decreased from 32 employees as of March 31, 2001. The headcount and expense decrease was partially attributable to the departure from the company of several highly compensated individuals. In addition, during the eleven months ended March 31, 2001, we incurred higher levels of both computer systems and corporate structure related consulting fees, as well as higher intellectual property related legal fees than we did during the year ended March 31, 2002. During the eleven months ended March 31, 2001, we implemented a new accounting system and expended significant resources on securing and protecting our intellectual property.

Amortization of Goodwill

Amortization of goodwill totaled $3.7 million and $3.2 million for the year ended March 31, 2002 and the eleven months ended March 31, 2001, respectively. The increase in amortization of goodwill was due primarily to the fact that the year ended March 31, 2002 contained 12 months of amortization related to the $8.5 million of goodwill recorded in connection with the acquisition of Tracer in June 2000, where the eleven months ended March 31, 2001 contained only 10 months of amortization.

Impairment of Goodwill

We recorded goodwill of $8.5 million relating to the acquisition of Tracer in June 2000, $99,000 relating to the 25% minority interest acquisition of Tracer KK in January 2002, and $3.1 million relating to the 53% minority interest acquisition of BakBone KK in March of 2002.

In connection with the acquisition of Tracer, we acquired exclusive intellectual property rights to MagnaVault. Since the initial acquisition date, we marketed and sold MagnaVault as a stand-alone software product. MagnaVault revenues were flat during the first three quarters of the year ended March 31, 2002, with a notable decrease during the fourth quarter of the year ended March 31, 2002. Based on MagnaVault’s results of operations during the fourth quarter of the year ended March 31, 2002, we performed an impairment analysis of the MagnaVault-related goodwill. As of March 31, 2002, we determined that the carrying value of the MagnaVault-related goodwill exceeded fair value as determined by the estimated discounted cash flows expected to be generated by the underlying assets. Therefore, we recorded an impairment charge of $2.5 million in the accompanying consolidated statement of operations for the year ended March 31, 2002, reflecting the difference between the carrying value and discounted projected future cash flows.

Quarterly Results of Operations (restated)

The following tables present certain unaudited statement of operations data for each of our last eight fiscal quarters and the percentage relationship of certain items to total revenue for the respective periods. This unaudited data has been prepared on the same basis as the audited financial statements and, in the opinion of management, contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data.

Investors should rely solely on the financial statements in this revised Annual Report and not on any other previously published financial statements.

	Fiscal Quarter Ended
	2003				2002
	Mar-03	Dec-02	Sep-02	Jun-02	Mar-02	Dec-01	Sep-01	Jun-01
	(restated)	(restated)	(restated)	(restated)	(restated)
Revenues	$5,521	$4,832	$3,980	$3,585	$3,087	$2,869	$2,286	$1,621
Cost of revenues	534	405	390	321	326	324	293	301

Gross profit	4,987	4,427	3,590	3,264	2,761	2,545	1,993	1,320

Operating expenses:
Sales and marketing	3,068	3,025	2,893	3,139	2,733	2,596	2,639	2,782
Research and development	1,146	1,233	1,343	1,241	1,181	1,107	1,110	1,123
General and administrative	1,537	1,407	1,542	1,479	1,285	1,091	1,464	1,597
Stock-based compensation	—	—	85	451	—	—	—	—
Special charges	—	415	—	—	—	—	—	—

Total operating expenses	5,751	6,080	5,863	6,310	5,199	4,794	5,213	5,502

Operating loss	(764)	(1,653)	(2,273)	(3,046)	(2,438)	(2,249)	(3,220)	(4,182)
Interest expense, net	(83)	(38)	(32)	(29)	(34)	(60)	(9)	(5)
Amortization of goodwill	—	—	—	—	(931)	(933)	(933)	(930)
Amortization of intangible assets	(14)	(13)	(14)	(14)	—	—	—	—
Impairment of goodwill	(446)	(442)	—	—	(2,508)	—	—	—
Foreign exchange (losses) gains, net	(24)	(29)	(15)	9	95	(14)	5	24
Other (expense) income, net	(7)	(10)	(1)	(1)	(431)	4	(5)	73
Minority interest	—	—	—	—	12	42	45	13

Loss before income taxes	(1,338)	(2,185)	(2,335)	(3,081)	(6,235)	(3,210)	(4,117)	(5,007)
Provision for income taxes	385	79	24	22	—	—	—	—

Net loss	$(1,723)	$(2,264)	$(2,359)	$(3,103)	$(6,235)	$(3,210)	$(4,117)	$(5,007)

	Fiscal Quarter Ended
	2003				2002
	Mar-03	Dec-02	Sep-02	Jun-02	Mar-02	Dec-01	Sep-01	Jun-01
	(restated)	(restated)	(restated)	(restated)	(restated)
Revenues	100%	100%	100%	100%	100%	100%	100%	100%

Gross profit	90%	92%	90%	91%	89%	89%	87%	81%
Operating expenses:
Sales and marketing	56%	63%	73%	88%	89%	90%	115%	172%
Research and development	20%	26%	34%	35%	38%	39%	49%	69%
General and administrative	28%	28%	39%	41%	41%	38%	64%	99%
Stock-based compensation	—	—	2%	12%	—	—	—	—
Special charges	—	9%	—	—	—	—	—	—

Total operating expenses	104%	126%	148%	176%	168%	167%	228%	340%

Operating loss	-14%	-34%	-58%	-85%	-79%	-78%	-141%	-259%
Interest expense, net	-2%	-1%	-1%	-1%	-1%	-2%	—	—
Amortization of goodwill	—	—	—	—	-30%	-33%	-41%	-57%
Amortization of intangible assets	—	—	—	—	—	—	—	—
Impairment of goodwill	-8%	-9%	—	—	-81%	—	—	—
Foreign exchange (losses) gains, net	—	-1%	—	—	3%	—	—	1%
Other (expense) income, net	—	—	—	—	-14%	—	—	5%
Minority interest	—	—	—	—	—	1%	2%	1%

Loss before income taxes	-24%	-45%	-59%	-86%	-202%	-112%	-180%	-309%
Provision for income taxes	7%	2%	—	1%	—	—	—	—

Net loss	-31%	-47%	-59%	-87%	-202%	-112%	-180%	-309%

Liquidity and Capital Resources

We have financed our operations primarily through private placements and public offerings of equity instruments in the Provinces of British Columbia, Alberta and Ontario, Canada. During the year ended March 31, 2003, we raised gross proceeds of $1.1 million through the private placement of 1,917,788 units at a price of $0.56 per unit. Each unit was comprised of one common share and one-half common share purchase warrant. We also raised $1.3 million during the year ended March 31, 2003, through the exercise of 1,268,747 warrants at a weighted average price of $1.04. During the year ended March 31, 2002, we raised gross proceeds of $9.7 million through the private placement of 3,000,000 Special Warrants at a price of $3.24 per Special Warrant. Additionally, during the year ended March 31, 2002, we completed a public offering of 7,170,400 units at a price of $0.80 per unit for gross proceeds of $5.7 million. Each unit was comprised of one common share and one-quarter common share purchase warrant. During the eleven months ended March 31, 2001, we raised gross proceeds of $4.5 million through the exercise of 3,694,934 warrants at a weighted average price of $1.23 per warrant, and we entered into a line of credit with a bank that provided us with $2.5 million in net borrowings during the eleven months ended March 31, 2001.

Net cash used in operating activities was $3.1 million and $12.7 million during the years ended March 31, 2003 and 2002, respectively. Cash used in operating activities during the year ended March 31, 2003 included a net loss of $9.4 million, partially offset by non-cash depreciation of $899,000, impairment of goodwill of $888,000, amortization of intangible assets of $55,000, stock-based compensation of $536,000 and non-cash special charges of $104,000. Other operating activities that contributed to the use of cash during the year ended March 31, 2003 included increases in accounts receivable of $1.5 million and other assets of $262,000. Operating activities providing sources of cash included increases in accounts payable, accrued liabilities and deferred revenue of $220,000, $1.4 million and $4.1 million, respectively. Cash used in operating activities during the year ended March 31, 2002 resulted from a net loss of $18.6 million, partially offset by non-cash depreciation and amortization of $4.6 million and impairment of goodwill of $2.5 million. Other operating activities that contributed to the use of cash during the year ended March 31, 2002 included increases in accounts receivable of $1.9 million and other assets of $10,000, and a decrease in accounts payable of $723,000. Providing sources of cash were increases in accrued liabilities of $425,000 and deferred revenue of $626,000. The overall decrease in cash used in operating activities of $9.6 million during the year ended March 31, 2003 from the year ended March 31, 2002, is due primarily to an 82 percent increase in revenues coupled with an operating expense increase of only 16 percent. We expect this trend to continue as we grow revenues while holding operating expenses relatively stable.

Net cash used in investing activities was $413,000 and $509,000 during the years ended March 31, 2003 and March 31, 2002, respectively. Net cash used in investing activities during the year ended March 31, 2003 included $415,000 of capital expenditures related to our expansion into new geographic locations. Net cash used in investing activities during the year ended March 31, 2002, consisted partially of capital expenditures of $433,000, which related primarily to the purchase of computer equipment. Cash expended in connection with the January 2002 minority interest acquisition of Tracer KK accounted for $117,000 of cash used in investing activities.

Net cash provided by financing activities was $2.7 million and $15.1 million during the years ended March 31, 2003 and March 31, 2002, respectively. Cash provided by financing activities during the year ended March 31, 2003 consisted primarily of gross proceeds from a private placement of $1.1 million, and from warrant exercises of $1.3 million. Other sources of cash from financing activities included $804,000 from the release of restricted cash and $144,000 from the exercise of stock options. Uses of cash for financing activities included $202,000 in capital lease payments, $298,000 in payments on a note payable, $75,000 in costs related to the private placement and $63,000 of payments on related party notes payable. Net cash provided by financing activities during the year ended March 31, 2002 consisted primarily of gross proceeds from special warrants of $9.7 million, gross proceeds from a public warrant offering of $5.7 million, and gross proceeds from a private placement of $332,000. The proceeds were partially offset by cash used in financing activities consisting mainly of the payment of notes payable of $812,000, the payment of equity offering costs of $507,000, and the payment of capital lease obligations of $177,000.

The following summarizes BakBone’s contractual obligations at March 31, 2003 (in thousands).

	Total	Less Than One Year	1-3 Years	4-5 Years	After 5 Years
CONTRACTUAL OBLIGATIONS:
Note payable (1)	$1,652	1,652	—	—	—
Capital lease obligations	$142	97	45	—	—
Non-cancelable operating lease obligations	$3,883	1,566	1,646	319	352

(1)	Under our note payable arrangement, an amount equal to 10% of the net proceeds raised from any of our financings through December 2003 is to be paid to the credit provider in the form of principal reductions.

We currently expect to fund expenditures for capital requirements as well as liquidity needs from a combination of available cash balances, internally generated funds and financing arrangements. We believe that existing cash and cash equivalents will be sufficient to meet our anticipated cash needs through the current fiscal year. In fact, the fourth quarter in fiscal 2003 was the first operating cash flow positive quarter in our history. Additionally, we recently entered into a non-binding letter of intent with a third party venture capital firm (VC Firm), pursuant to which we expect to, by way of private placement, issue to the VC Firm an aggregate of approximately 22,000,000 Series A preferred shares at CDN$1.00 per preferred share. The closing of the private placement is not guaranteed by the letter of intent and is subject to requisite regulatory and shareholder approval. However, in the event that the aforementioned private placement does not close and cash generated from operations is insufficient to satisfy our liquidity requirements, we may seek additional sources of funding. We are currently a party to a term note with a bank that matures on December 31, 2003. Internally generated funds may not be sufficient to cover the Company’s liquidity requirements, and in that case, we may be required to obtain additional credit facilities from either our existing credit facility provider or others. Additional debt would result in increased interest expenses and could result in covenants that would restrict our operations. Additionally, a decrease in demand for our products and services could adversely affect our business, which in turn, could adversely affect our ability to renew existing, or obtain access to new credit facilities in the future and could increase the cost of such facilities. We may also seek additional sources of funding, including the public or private issuance of equity instruments; however, there is no guarantee that such sources will be available in amounts or on terms acceptable to us, if available at all. The sale of additional equity securities would result in immediate and potentially significant dilution to our shareholders.

Estimated future uses of cash in fiscal 2004 include capital expenditures for equipment of approximately $525,000.

At March 31, 2003, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, we did not engage in trading activities involving on-exchange traded contracts. As a result, we are not exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships. We do not have relationships and transactions with persons or entities that derive benefits from their non-independent relationship with us or our related parties except as disclosed herein.

Inflation and Changing Prices

Inflation and changing prices have not had a material impact on our operations.

Foreign Currency

Our revenues result mainly from sales made in U.S. dollars, British pounds and Japanese yen. We will continue to incur operating costs mainly in U.S. dollars, British pounds, Japanese yen and, to a lesser extent, Canadian dollars. Thus, our operations are susceptible to fluctuations in currency exchange rates. We do not currently engage in hedging or other activities to reduce exchange rate risk but may do so in the future, if conditions warrant.

Risk Factors

The Company is subject to each of, and the cumulative effect of all of, the following risk factors:

•	Competition in our target markets could reduce our sales on several fronts;

•	We may require additional capital and raising such capital will dilute our shareholders’ ownership interest in us;

•	Our revenues will decline significantly if the market does not continue to accept our NetVault product;

•	We derive a significant amount of revenues from only a few customers;

•	Failure to manage our growth could adversely affect our business;

•	Inability to protect our technologies could affect our ability to compete;

•	Inability to protect our proprietary information will adversely affect our business;

•	Our products have a short product life cycle;

•	Our foreign operations and sales create unique challenges that could adversely affect our operating results;

•	Our success depends on our ability to develop new and enhanced products that achieve widespread market acceptance;

•	Our quarterly revenue may fluctuate significantly, which could cause the market price of our stock to be extremely volatile;

•	Existing strategic alliances may be terminated and we may be unable to develop new relationships;

•	Our products may contain significant defects, which may result in liability and/or decreased sales;

•	Evolving regulation of corporate governance and public disclosure may result in additional expenses and continuing uncertainty;

•	We may be unable to hire and retain qualified employees; and

•	We rely on competing equipment manufacturers as a material source of revenues.

MANAGEMENT’S REPORT

The revised financial statements of BakBone and the other financial information included in this annual report are the responsibility of the Company’s management and have been examined and approved by its Board of Directors. These financial statements have been prepared by management in accordance with generally accepted accounting principles in Canada and include some amounts that are based on management’s best estimates using careful judgment. The selection of accounting principles and methods is management’s responsibility.

The Company maintains internal systems designed to ensure that financial information is relevant and accurate and that assets are safeguarded. Management recognizes its responsibility for conducting the Company’s affairs to comply with the requirements of applicable laws and established financial standards and principles, and for maintaining proper standards of conduct in its activities.

The Board of Directors supervises the financial statements and other financial information through its Audit Committee, which consists solely of outside directors.

This committee’s role is to examine the financial statements and recommend that the Board of Directors approve them, to examine the internal control and information protection systems an all other matters relating to the Company’s accounting and finances. In order to do so, the Audit Committee meets periodically with the external auditors, with and without the Company’s management, to review their audit plan and discuss the results of their examinations.

KPMG LLP has audited the revised financial statements in accordance with generally accepted accounting standards. KPMG LLP is the external auditor who was appointed by the shareholders. KPMG LLP has full and unrestricted access to the Audit Committee to discuss their audit and related findings as to the integrity of the Company’s financial reporting.

/s/ KEITH RICKARD	/s/ JOHN FITZGERALD
Keith Rickard	John Fitzgerald
President and Chief Executive Officer	Chief Financial Officer

AUDITORS’ REPORT

To the Shareholders

BakBone Software Incorporated:

We have audited the revised consolidated balance sheets of BakBone Software Incorporated (the Company) as of March 31, 2003 and 2002, and the related revised consolidated statements of operations, shareholders’ equity, and cash flows for the years ended March 31, 2003 and 2002 and the eleven months ended March 31, 2001. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Canada and the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these revised consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2003 and 2002, and the results of its operations and its cash flows for the years ended March 31, 2003 and 2002 and the eleven months ended March 31, 2001, in accordance with Canadian generally accepted accounting principles.

Our previous report dated May 9, 2003 has been withdrawn and the financial statements have been revised as explained in note 3.

KPMG LLP

Calgary, Canada

May 9, 2003, except as to note 3 which is as of July 7, 2004

BAKBONE SOFTWARE INCORPORATED

CONSOLIDATED BALANCE SHEETS

March 31, 2003 and 2002

(in thousands, except share data)

(in U.S. dollars)

	2003	2002
	(restated)	(restated)
ASSETS
Current assets:
Cash and cash equivalents	$5,045	$5,502
Restricted cash	—	804
Accounts receivable, net of allowance for doubtful accounts of $87 and $72, respectively	4,822	3,289
Other assets	850	588

Total current assets	10,717	10,183
Capital assets, net (Notes 4 and 15)	2,239	2,762

Intangible assets	166	222
Goodwill, net (Notes 5 and 15)	3,583	4,385
Other assets	567	566

Total assets	$17,272	$18,118

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$865	$645
Accrued liabilities	3,050	1,716
Deferred revenue	2,409	1,119
Current portion of capital lease obligations (Note 14)	97	201
Current portion of note payable (Note 12)	1,652	—
Loans from related parties	—	63

Total current liabilities	8,073	3,744
Deferred revenue, excluding current portion	2,837	—
Capital lease obligations, excluding current portion (Note 14)	45	54
Note payable, excluding current portion (Note 12)	—	1,950
Other liabilities	24	—

Total liabilities	10,979	5,748

Shareholders’ equity:
Share capital, no par value, unlimited shares authorized, 58,625,216 and 53,121,681 shares issued and outstanding, respectively	57,734	51,861
Share capital to be issued	—	2,877
Share capital held by subsidiary	(66)	(66)
Accumulated deficit	(50,606)	(41,157)
Cumulative exchange adjustment	(769)	(1,145)

Total shareholders’ equity	6,293	12,370

Commitments and contingencies (Notes 11, 14, and 16)
Total liabilities and shareholders’ equity	$17,272	$18,118

See accompanying notes to consolidated financial statements.

BAKBONE SOFTWARE INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended March 31, 2003 and 2002

and the eleven months ended March 31, 2001

(in thousands, except per share and share data)

(in U.S. dollars)

	2003	2002	2001
	(restated)	(restated)
Revenues (Note 15)	$17,918	$9,863	$4,975
Cost of revenues	1,650	1,244	782

Gross profit	16,268	8,619	4,193

Operating expenses:
Sales and marketing	12,125	10,750	11,672
Research and development	4,963	4,521	3,584
General and administrative (excluding $536, $0, and $0 of stock-based compensation)	5,965	5,437	8,044
Stock-based compensation (Note 8)	536	—	—
Special charges (Note 10)	415	—	—

Total operating expenses	24,004	20,708	23,300

Operating loss	(7,736)	(12,089)	(19,107)
Interest (expense) income, net	(182)	(108)	396
Amortization of goodwill (Note 5)	—	(3,727)	(3,203)
Amortization of intangible assets	(55)	—	—
Impairment of goodwill (Note 5)	(888)	(2,508)	—
Foreign exchange (loss) gain, net	(59)	110	5
Other (expense) income, net	(19)	(359)	177
Minority interest	—	112	40

Loss before income taxes	(8,939)	(18,569)	(21,692)
Provision for income taxes (Note 9)	510	—	—

Net loss	$(9,449)	$(18,569)	$(21,692)

Loss per share—basic and diluted (restated)	$(0.17)	$(0.41)	$(0.63)

Weighted-average common shares (restated)	55,536,923	45,697,111	34,246,961

See accompanying notes to consolidated financial statements.

BAKBONE SOFTWARE INCORPORATED

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Years ended March 31, 2003 and 2002

and the eleven months ended March 31, 2001

(in thousands, except share data)

(in U.S. dollars)

	Share Capital		Share Capital to be Issued		Share Capital Held by Subsidiary	Accumulated Deficit	Special Warrants	Cumulative Exchange Adjustment	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
BALANCE, APRIL 30, 2000	27,423,030	$60	—	$—	$—	$(896)	$24,357	$(285)	$23,236
Exercise of stock options	303,958	570	—	—	—	—	—	—	570
Conversion of special warrants and remaining issuance costs	9,726,000	24,213	—	—	—	—	(24,357)	—	(144)
Exercise of warrants	3,694,934	4,536	—	—	—	—	—	—	4,536
Issued to acquire Tracer	600,000	6,464	—	—	—	—	—	—	6,464
Share capital held by subsidiary	—	—	—	—	(66)	—	—	—	(66)
Cumulative exchange adjustment	—	—	—	—	—	—	—	(675)	(675)
Net loss	—	—	—	—	—	(21,692)	—	—	(21,692)

BALANCE, MARCH 31, 2001	41,747,922	35,843	—	—	(66)	(22,588)	—	(960)	12,229
Exercise of stock options	13,000	9	—	—	—	—	—	—	9
Sale of special warrants, net of issuance costs	—	—	—	—	—	—	9,706	—	9,706
Conversion of special warrants	3,000,000	9,706	—	—	—	—	(9,706)	—	—
Issued in public share offering, net of issuance costs	7,170,400	5,212	—	—	—	—	—	—	5,212
Issued in private placement, net of issuance costs	440,834	322	—	—	—	—	—	—	322
Exercise of warrants	749,525	769	—	—	—	—	—	—	769
Issued to acquire remaining interest in BakBone KK	—	—	2,100,000	2,877	—	—	—	—	2,877
Cumulative exchange adjustment	—	—	—	—	—	—	—	(185)	(185)
Net loss (restated)	—	—	—	—	—	(18,569)	—	—	(18,569)

BALANCE, MARCH 31, 2002 (restated)	53,121,681	51,861	2,100,000	2,877	(66)	(41,157)	—	(1,145)	12,370
Exercise of stock options	217,000	144	—	—	—	—	—	—	144
Issued in private placement, net of issuance costs	1,917,788	1,000	—	—	—	—	—	—	1,000
Exercise of warrants	1,268,747	1,316	—	—	—	—	—	—	1,316
Issued to acquire remaining interest in BakBone KK	2,100,000	2,877	(2,100,000)	(2,877)	—	—	—	—	—
Stock-based compensation (restated)	—	536	—	—	—	—	—	—	536
Cumulative exchange adjustment	—	—	—	—	—	—	—	376	376
Net loss (restated)	—	—	—	—	—	(9,449)	—	—	(9,449)

BALANCE, MARCH 31, 2003 (restated)	58,625,216	$57,734	—	$—	$(66)	$(50,606)	$—	$(769)	$6,293

See accompanying notes to consolidated financial statements.

BAKBONE SOFTWARE INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended March 31, 2003 and 2002

and the eleven months ended March 31, 2001

(in thousands)

(in U.S. dollars)

	2003	2002	2001
	(restated)	(restated)
Cash flows from operating activities:
Net loss	$(9,449)	$(18,569)	$(21,692)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	954	4,637	3,788
Stock-based compensation	536	—	—
Non-cash special charges	104	—	—
Impairment of goodwill	888	2,508	—
Minority interest	—	(112)	(40)
Loss on disposal of capital assets	—	443	13
Gain on sale of non-operating subsidiaries	—	(119)	—
Unrealized loss on investment	—	76	—
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(1,533)	(1,885)	(363)
Other assets	(262)	(10)	(568)
Accounts payable	220	(723)	190
Accrued liabilities	1,358	425	417
Deferred revenue	4,127	626	273

Net cash used in operating activities	(3,057)	(12,703)	(17,982)

Cash flows from investing activities:
Capital expenditures	(415)	(433)	(3,011)
Cash expenditures related to acquisitions, net of cash acquired	—	(117)	(1,614)
Proceeds from sale of capital assets	2	41	26

Net cash used in investing activities	(413)	(509)	(4,599)

Cash flows from financing activities:
Payments of capital lease obligations	(202)	(177)	(132)
Proceeds from note payable	—	—	2,500
Payments of note payable	(298)	(812)	(288)
Proceeds from issuance of special warrants	—	9,734	—
Proceeds from public offering	—	5,681	—
Proceeds from private placement	1,075	332	—
Offering costs related to equity financings	(75)	(507)	(144)
Proceeds from exercise of stock options	144	9	570
Proceeds from exercise of warrants	1,316	769	4,536
Payments of related party loans	(63)	(12)	—
Decrease (increase) in restricted cash	804	66	(870)

Net cash provided by financing activities	2,701	15,083	6,172

Effect of exchange rate changes on cash and cash equivalents	312	(184)	(511)

Net (decrease) increase in cash and cash equivalents	(457)	1,687	(16,920)
Cash and cash equivalents, beginning of period	5,502	3,815	20,735

Cash and cash equivalents, end of period	$5,045	$5,502	$3,815

Cash paid during the period for:
Interest	$204	$291	$77

Income taxes	$60	$—	$—

Supplemental disclosures of cash flow information:
Fair value of assets acquired, net of cash acquired	$—	$—	$688

Liabilities assumed in acquisition	$—	$—	$970

Acquisition consideration classified in accrued liabilities	$—	$170	$—

Non-cash investing and financing activities:
Equipment acquired under capital leases	$89	$—	$555

Investment received from sale of non-operating subsidiaries	$—	$126	$—

Share capital issued in connection with acquisitions	$2,877	$—	$6,509

Share capital to be issued in connection with acquisitions	$—	$2,877	$—

See accompanying notes to consolidated financial statements.

BAKBONE SOFTWARE INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2003 and 2002

(in U.S. dollars)

(1)	The Company and Business Combinations

BakBone Software Incorporated (BakBone or the Company) is an international storage management software company that develops and globally distributes storage management solutions to the open systems markets, providing data protection and management solutions scalable from workgroup to enterprise. The Company’s corporate headquarters is located in San Diego, California.

The Company, formerly Net Resources Incorporated (Net Resources), was originally incorporated in the Canadian Province of British Columbia under the Company Act. In November 1992, the Company continued from British Columbia to the Province of Alberta where it engaged in mineral exploration activities. These exploration activities were ceased during 1999 due to declining prices in the mineral markets, and the mining assets were written off. On March 13, 2000, the Company changed its name to BakBone Software Incorporated.

On March 16, 2000, the Company acquired 100% of NVS Holdings Inc. (NVS). This acquisition resulted in a reverse takeover of the Company by NVS as the greater proportion of the voting shares of the Company were held by NVS shareholders after the acquisition. Concurrent with the reverse takeover of the Company, the merged entity acquired NetVault Holdings Limited, NetVault Limited and an aggregate 47% of BakBone KK. At the time of this acquisition, NetVault Holdings Limited was a non-operating private shell while NetVault Limited and BakBone KK had substantive operations.

On June 9, 2000, the Company acquired all of the issued and outstanding common shares of Tracer Technologies, Inc. and its 50% ownership of the common shares of Tracer Technologies Japan Corporation (collectively Tracer), for cash and acquisition costs totaling $1.6 million (net of cash acquired of $800,000) and 600,000 common shares of the Company valued at $6.5 million on the date of acquisition. The excess of purchase price over the fair value of the net assets acquired of $400,000 was $8.5 million. In order to retain certain principals of Tracer as employees, the Company issued stock options to acquire 250,000 common shares at an exercise price of $4.06 ($6.00 Canadian) per share. One of the principals is a relative of a former director of the Company and received options to acquire 62,500 common shares. The former director also indirectly received 3,060 common shares of the Company through his ownership in Tracer Technologies Japan Corporation (Tracer KK), one of the former shareholders of Tracer.

In January 2002, the Company acquired an additional 25% of Tracer KK in exchange for $100,000 in cash and contingent consideration, consisting of $100,000 in cash and 30,000 shares of the Company’s common stock. The $100,000 in cash was paid in fiscal 2003; however, as specific milestones were not met, the 30,000 shares of the Company’s common stock were never issued. The excess of purchase price over the fair value of net assets acquired was $99,000. In March 2002, the company acquired the remaining 25% of Tracer KK for nominal consideration. Both acquisitions were accounted for by the purchase method of accounting. Following the March 2002 acquisition, Tracer KK became a wholly owned subsidiary of the Company.

In March 2002, the Company acquired the remaining 53% of BakBone KK for 2,100,000 common shares of the Company, valued at $2.9 million at the time of acquisition, and $170,000 in cash. The 2,100,000 shares were issued and the $170,000 was paid during fiscal 2003. The acquisition was accounted for by the purchase method of accounting and the excess of purchase price over the fair value of the net assets acquired was $3.1 million.

During fiscal 2003, the Company executed two intercompany mergers in order to simplify its corporate structure. These transactions reduced the number of BakBone wholly owned subsidiaries from two to one, in both Asia and Europe. The transactions had no effect on the consolidated financial statements.

BAKBONE SOFTWARE INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2003 and 2002

(in U.S. dollars)

(2)	Significant Accounting Policies

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in Canada.

(a) Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, BakBone Software, Inc., BakBone Software Ltd. (formerly NetVault Holdings Ltd.), BakBone Acquisition Corp. (formerly Tracer Technologies, Inc.) and BakBone KK. All intercompany transactions and accounts have been eliminated in consolidation.

Prior to the March 2002 acquisitions, upon which BakBone KK and Tracer KK became wholly owned subsidiaries of the Company, the Company recorded entries to account for the minority interests in the net income or loss of BakBone KK and Tracer KK. As the minority interest parties were not legally liable to fund BakBone KK and Tracer KK’s net losses, the Company did not record their minority interest share of BakBone KK and Tracer KK’s net losses to the extent it would result in a minority interest receivable. In conjunction with the March 2002 acquisitions, all minority interest liabilities were eliminated.

(b) Foreign Currency

The accounts of the Company’s foreign subsidiaries are translated into U.S. dollars using the current rate method whereby monetary items are translated at the rate of exchange in effect at the balance sheet date, and revenue and expense items are translated at the average exchange rate during the reporting period. Foreign currency translation gains and losses are included as a separate component of shareholders’ equity.

Certain transactions of the Company’s foreign subsidiaries are carried out in currencies other than the subsidiaries’ local currency. Gains or losses resulting from these transactions are included in results of operations as incurred.

(c) Cash and Cash Equivalents

Cash and cash equivalents consist of money market instruments, commercial paper and other highly liquid investments with original maturities of three months or less from the date of purchase.

(d) Capital Assets

Capital assets are recorded at cost and depreciated using the straight-line method over the assets’ useful lives as follows:

Computer equipment and software	3–5 years
Furniture and fixtures	5–7 years
Leasehold improvements	Shorter of estimated useful life or life of lease
Capitalized leased assets	Shorter of estimated useful life or life of lease

(e) Goodwill

The Company has recorded goodwill in connection with the acquisitions it has completed in prior periods. As of April 1, 2002, the Company adopted the provisions of the Canadian Institute of Chartered Accountants

BAKBONE SOFTWARE INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2003 and 2002

(in U.S. dollars)

Handbook Section 3062, Goodwill and Other Intangible Assets (CICA Section 3062) and accordingly, ceased amortization of goodwill and performed the transitional impairment test prescribed by CICA Section 3062. The transitional impairment test was completed as of April 1, 2002, and resulted in no indication of impairment. The Company reviews goodwill for impairment during the first quarter of each fiscal year or when an event or a change in facts and circumstances indicates the fair value of a reporting unit may be below its carrying amount. Events or changes in facts and circumstances that we consider as impairment indicators include the following:

•	significant underperformance of its business relative to expected operating results;

•	significant adverse economic and industry trends;

•	significant decline in stock price;

•	significant decline in revenues; and

•	expectations that a reporting unit will be sold or otherwise disposed of.

The annual goodwill impairment test consists of a two-step process as follows:

Step 1.    The Company compares the fair value of its reporting units to their carrying amount, including any existing goodwill. If the carrying amount of a reporting unit exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired and the Company then performs the second step of the impairment test. If the fair value of the reporting unit exceeds its carrying amount, no further analysis is required.

Step 2.    The Company compares the implied fair value of a reporting unit’s goodwill, determined by allocating the reporting unit’s fair value to all of its assets and its liabilities in a manner similar to a purchase price allocation, to its carrying amount. If the carrying amount of the reporting unit’s goodwill exceeds its fair value, an impairment loss will be recognized in an amount equal to that excess.

(f) Revenue Recognition

The Company recognizes software license revenue upon delivery, provided all significant obligations have been met, persuasive evidence of an arrangement exists, fees are fixed and determinable, collections are probable, and the Company is not involved in significant production, customization, or modification of the software or services that are essential to the functionality of the software.

The Company licenses software to resellers in arrangements under which they purchase a combination of software, post-contractual support and/or professional services (collectively “multiple element arrangements”). Post-contractual support includes rights to unspecified upgrades and enhancements, and telephone support. Professional services relate to implementation services and training. For these types of arrangements, the Company has established vendor specific objective evidence, or VSOE, of fair value for all elements in the multiple element arrangement, and thus, revenue is allocated to each element based on the relative fair value of each of the elements. VSOE of fair value is established by the price charged when the same element is sold separately. The Company determines VSOE of fair value of post-contractual support based on substantive renewal rates for the same term post-contractual support.

BAKBONE SOFTWARE INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2003 and 2002

(in U.S. dollars)

The Company also licenses software under several OEM agreements, which are segregated into two categories for revenue recognition purposes. Certain OEM arrangements involve multiple elements where VSOE of fair value exists for all undelivered elements but VSOE of fair value does not exist for one or more delivered elements. Under these arrangements revenue is recognized using the residual method, whereby, the fair value of undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue, assuming delivery has occurred and collectibility is probable. Revenue allocated to post-contractual support is recognized ratably over the arrangement period, which is generally one year. One OEM customer has a specific right of return, whereby the customer is contractually permitted to return the Company’s product during the arrangement period. The Company uses historical returns experience with this customer to estimate potential returns and to establish the appropriate sales returns allowance.

In the fourth quarter of fiscal 2003, the Company entered into a multiple element arrangement with an OEM customer under which, in addition to providing software licenses and maintenance services, the Company made a commitment to the customer to provide unspecified future software products. As VSOE of fair value cannot be determined for the unspecified future software products, all sales amounts procured under this arrangement is initially deferred and subsequently recognized ratably over the arrangement period.

(g) Cost of Revenue

Cost of revenue includes material, packaging, shipping and other production costs. Cost of revenue also includes salaries, benefits and overhead costs associated with employees providing support services.

(h) Product Development Costs

Product development costs related to research, design and development of software applications are charged to expense as incurred. To date, completion of working models of the Company’s applications and the general release of the products have substantially coincided. As a result, the Company has not capitalized any application development costs as such costs have been insignificant.

(i) Loss per Share

Basic earnings or loss per share is calculated using the weighted-average number of common shares outstanding. Diluted earnings or loss per share is calculated similar to basic earnings or loss per share except that the weighted-average shares outstanding are increased to include additional shares from the assumed exercise of potential common shares, if dilutive. For the years ended March 31, 2003 and 2002 and the eleven months ended March 31, 2001, 4,878,147, 4,962,725, and 5,986,703 potential common shares, respectively, were excluded from the computations of diluted loss per share as their effect was anti-dilutive.

(j) Stock-Based Compensation

Effective April 1, 2002, the Company adopted the Canadian Institute of Chartered Accountants Handbook Section 3870, Stock-based Compensation and Other Stock-based Payments (CICA Section 3870), under which the Company is required to apply a fair value-based method of accounting for all stock-based payments issued to non-employees and to all direct awards of stock to employees. The Company will continue to use settlement date accounting to account for employee stock options, whereby the Company does not record stock-based compensation for stock options granted to employees.

BAKBONE SOFTWARE INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2003 and 2002

(in U.S. dollars)

(k) Income Taxes

The Company applies the assets and liability method of accounting for deferred income taxes, under which future income tax assets and liabilities are determined based on temporary differences and are measured using the current, or substantially enacted, tax rates and laws expected to apply when these differences reverse. In preparing the consolidated financial statements, the Company estimates its income tax liability in each of the jurisdictions in which it operates by estimating its actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and financial statement purposes. These differences result in deferred tax assets and liabilities. Significant management judgment is required in assessing the realizability of the Company’s deferred tax assets. In performing this assessment, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In the event that actual results differ from the estimates or the Company adjusts its estimates in future periods, the Company may need to reduce the valuation allowance which could materially impact its financial position and results of operations.

(l) Financial Instruments and Market Risk

Cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued liabilities, notes payable and loans from related parties constitute financial instruments. The carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximates their fair value given the relatively short periods to maturity. The carrying value of notes payable approximates its fair value because its interest rates and other terms are comparable to those currently available to the Company in the marketplace. The fair value of loans from related parties cannot be ascertained due to the related party nature of the debt.

The Company is exposed to the risks that arise from fluctuations in foreign exchange rates and the volatility of those rates. The Company does not use derivative instruments to reduce its exposure to foreign currency exchange risk.

During the year ended March 31, 2003, one customer represented approximately 16% of total revenues. During the year ended March 31, 2002 and the eleven months ended March 31, 2001, no single customer represented more than 10% of total revenues.

The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments, which results in a provision for bad debt expense. The Company determines the adequacy of this allowance by evaluating individual customer accounts receivable, considering the customer’s financial condition, credit history and current economic conditions.

(m) Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in Canada requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Areas where

BAKBONE SOFTWARE INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2003 and 2002

(in U.S. dollars)

significant judgment are made include, but are not limited to: allowance for doubtful accounts, deferred income tax asset valuation allowance, revenue recognition, capital assets and goodwill valuation, and contingencies. Actual results could differ from those estimates.

(n) Reclassification

Certain prior period amounts shown in the consolidated financial statements have been reclassified to conform to the current presentation.

(3)	Restatements

In connection with the preparation of the Company’s fiscal 2004 annual results, the Company determined that its previously published financial statements reflected errors in fiscal 2003 and 2002. The following presents the details, by category, aggregating the increase (decrease) in net loss from the restatement adjustments for the years ended March 31, 2003 and 2002 (in thousands):

	2003	2002
Net increase (decrease) in net loss:
Revenue adjustments	$272	$—
Stock-based compensation	210	—
Other operating expenses	255	(222)
Other expense	55	—

	$792	$(222)

Descriptions of the categories of the restatement adjustments to BakBone’s net loss for the years ended March 31, 2003 and 2002 are set forth below:

Revenue adjustments

In connection with the Company’s 53% step acquisition of BakBone KK in March 2002, the Company recorded 100 percent of BakBone KK’s deferred revenue balances that existed on the date of the step acquisition. An adjustment was made to record these deferred revenue balances at fair value on the date of the acquisition, which led to corresponding adjustments that decreased service revenues by $178,000 in the year ended March 31, 2003. These adjustments were made to conform to accounting rules and interpretations regarding acquisition transactions that require recognition of deferred revenue only to the extent it represents a legal obligation assumed by the acquiring entity.

Furthermore, the Company determined that revenues totaling $94,000 recognized initially during the year ended March 31, 2003 should have been deferred as of March 31, 2003 and recognized during the year ended March 31, 2004.

Stock-based compensation

Adjustments to stock-based compensation were $210,000 for the year ended March 31, 2003. The Company identified instances where certain equity instruments granted to non-employees during the year ended March 31, 2003 were valued using a Black-Scholes model assumption that was incorrect. The Company

BAKBONE SOFTWARE INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2003 and 2002

(in U.S. dollars)

re-calculated these amounts and recorded an additional $210,000 in stock-based compensation during the year ended March 31, 2003. No adjustment was required for the year ended March 31, 2002.

Other operating expenses

The Company determined that aggregate expense adjustments of $255,000 and ($222,000) for the years ended March 31, 2003 and 2002, respectively, should have been recorded. The $255,000 restatement adjustment included in the year ended March 31, 2003 represents the recognition of $255,000 in additional general and administrative expenses. The additional general and administrative expenses relate to $33,000 in previously unaccrued legal expenses and the recognition of $222,000 in rent expense associated with a lease liability recorded originally as of March 31, 2002 in connection with an unused facility liability; however, the criteria for liability and expense recognition were not met as of March 31, 2002. Thus, the $222,000 in rent expense was reversed for the year ended March 31, 2002 and recorded for the year ended March 31, 2003.

Other expense

The $55,000 restatement adjustment included in the year ended March 31, 2003 for other expense is related to the amortization of separately identified intangible assets. The original purchase price of the Company’s 53% step acquisition of BakBone KK allocated no value to separately identified intangible assets. The Company has since determined that $222,000 in amortizable intangible assets should have been recorded, with the intangible assets being amortized over the assets’ useful life of four years.

Weighted-average common shares outstanding

The Company determined that the number of weighted-average shares outstanding, which is used to calculate basic and diluted earnings per share, required adjusting for the years ended March 31, 2003 and 2002 and for the eleven months ended March 31, 2001. Historically, the Company considered certain shares to be contingently issuable for purposes of calculating the number of weighted-average shares outstanding. In accordance with the Canadian Institute of Chartered Accountants Handbook Section 3500, Earnings Per Share, contingently issuable shares are included in the calculation of the number of weighted-average shares only after the contingent event has been satisfied. Upon further review, the Company determined that these shares were improperly classified as contingently issuable, thus, the number of weighted-averaged shares outstanding was adjusted accordingly. As a result, the number of weighted-average common shares was increased by 2,276,985, 4,827,585, and 9,343,503 for the years ended March 31, 2003 and 2002 and the eleven months ended March 31, 2001, respectively.

Impacts of the restatement on the accompanying consolidated financial statements

The following provides a summary of the impact of the restatements for the periods presented in the accompanying consolidated financial statements:

Consolidated statement of operations for the year ended March 31, 2003 as restated

Net loss for the year ended March 31, 2003 was increased by $792,000 from $8.7 million to $9.4 million. The components of the increase included:

•	$178,000 decrease in revenue associated with the reduction of deferred revenue balances obtained through acquisition in the prior fiscal year;

BAKBONE SOFTWARE INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2003 and 2002

(in U.S. dollars)

•	$94,000 decrease in revenue associated with the deferral of certain arrangements;

•	$210,000 increase in stock-based compensation due to an adjustment to an assumption used in a stock option valuation model for certain equity instruments granted to non-employees;

•	$222,000 increase in general and administrative expenses associated with the recognition of rent expense surrounding the reversal of the lease liability during the year ended March 31, 2002;

•	$33,000 increase in general and administrative expenses associated with an increase in accrued liabilities; and

•	$55,000 increase in amortization expense due to the reclassification of certain goodwill balances to intangible assets. The $55,000 amortization charge represents a new expense as the amounts previously recognized as goodwill were not amortized.

Consolidated statement of operations for the year ended March 31, 2002 as restated

Net loss for the year ended March 31, 2002 was decreased by $222,000 from $18.8 million to $18.6 million. The component of the decrease was:

•	$222,000 decrease in general and administrative expenses associated with the reversal of a lease accrual related to an unused facility.

Consolidated balance sheet as of March 31, 2003 as restated

As of March 31, 2003

•	$166,000 net increase in intangible assets due to the reclassification of certain goodwill balances to intangible assets;

•	$400,000 decrease in goodwill represents the combination of a $178,000 reduction related to the deferred revenue purchase accounting adjustment and a $222,000 reduction due to the reclassification of certain goodwill balances to intangible assets;

•	$33,000 increase in accrued liabilities associated with an increase in general and administrative expenses;

•	$94,000 increase in deferred revenue associated with the deferral of certain arrangements;

•	$210,000 increase in share capital resulting from stock-based compensation adjustments; and

•	$2.7 million reduction to the current portion of deferred revenue, and corresponding increase to deferred revenue, excluding the current portion. This reclassification was driven by the change in revenue recognition pertaining to one of the Company’s OEM arrangements.

BAKBONE SOFTWARE INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2003 and 2002

(in U.S. dollars)

Consolidated balance sheet as of March 31, 2002 as restated

As of March 31, 2002

•	$222,000 net increase in intangible assets due to the reclassification of certain goodwill balances to intangible assets;

•	$178,000 decrease to the current portion of deferred revenue related to the deferred revenue purchase accounting adjustment;

•	$400,000 decrease in goodwill represents the combination of a $178,000 reduction related to the deferred revenue purchase accounting adjustment and a $222,000 reduction due to the reclassification of certain goodwill balances to intangible assets; and

•	$222,000 decrease in accrued liabilities associated with the reversal of a lease accrual related to an unused facility.

The restatement adjustments described above have no impact on the net cash flows of the Company.

(4)	Capital Assets

Capital assets consisted of the following at March 31, 2003 and 2002 (in thousands):

	Cost	Accumulated depreciation	Net book value
March 31, 2003:
Computer equipment and software	$3,051	$1,529	$1,522
Furniture and fixtures	632	297	335
Leasehold improvements	517	135	382

	$4,200	$1,961	$2,239

March 31, 2002:
Computer equipment and software	$2,833	$959	$1,874
Furniture and fixtures	523	154	369
Leasehold improvements	620	101	519

	$3,976	$1,214	$2,762

(5)	Goodwill and Intangible Assets

In September 2001, the Canadian Institute of Chartered Accountants issued Handbook Section 1581, Business Combinations, and CICA Section 3062. The new standards require that the purchase method of accounting be used for business combinations and require that goodwill no longer be amortized, but instead be tested for impairment at least annually. The standards also specify criteria that intangible assets must meet in order to be recognized and reported apart from goodwill. The Company adopted these new standards as of April 1, 2002 and accordingly, discontinued the amortization of goodwill. Furthermore, the Company had separately identifiable intangible assets of $222,000 as of April 1, 2002.

BAKBONE SOFTWARE INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2003 and 2002

(in U.S. dollars)

As of April 1, 2002, the Company had unamortized goodwill of $4.4 million. Net loss would have been as follows if CICA Section 3062 had been adopted on April 1, 2000 (in thousands, except per share data):

	Year ended March 31, 2003	Year ended March 31, 2002	Eleven months ended March 31, 2001
	(restated)	(restated)
Net loss, as reported (restated)	$(9,449)	$(18,569)	$(21,692)
Add: amortization of goodwill	—	3,727	3,203

Net loss, as adjusted (restated)	$(9,449)	$(14,842)	$(18,489)

Net loss per share:
Net loss, as reported	$(0.17)	$(0.41)	$(0.63)

Net loss, as adjusted	$(0.17)	$(0.32)	$(0.54)

In connection with the transitional goodwill impairment evaluation as of April 1, 2002, specified by CICA Section 3062, the Company completed the first step of the transitional impairment test of goodwill by the end of the second quarter of fiscal 2003. The first step of the transitional goodwill impairment test required the Company to determine and compare the fair value of its defined reporting units to their carrying values as of April 1, 2002. The fair value of each reporting unit was determined using a discounted cash flow valuation analysis. The carrying value of each reporting unit was determined by specifically identifying and allocating the assets and liabilities of BakBone to each reporting unit based on headcount, relative revenues, or other methods as deemed appropriate by management. The Company believes that the assumptions made for these analyses are reasonable and consistent. The estimated fair values exceeded the carrying values for each reporting unit, resulting in no indication of impairment. Consequently, the second step of the impairment test was not required.

During the first two quarters of fiscal 2003, total revenues generated by MagnaVault, the Company’s comprehensive secondary storage archival storage management software for UNIX and Linux host operating environments, experienced a significant decline. This trend continued into the third quarter of fiscal 2003, and in November 2002, the Company decided to “end of life” the MagnaVault product, whereby all activities, with the exception of customer support, related to MagnaVault would cease permanently, effective December 31, 2002. In connection with this decision, the Company terminated several employees and closed its Maryland office facility. Based on this triggering event, in accordance with CICA Section 3062, the Company was required to perform an impairment analysis on the MagnaVault-related goodwill as of December 31, 2002. The first step in the impairment analysis involved comparing the carrying values of the MagnaVault reporting units to their fair values. It was determined that the carrying values of the reporting units exceeded the estimated fair values, and consequently, step two of the impairment test was required. As a result of step two, the related goodwill was deemed impaired and the Company recognized a charge of $442,000 in the third quarter of fiscal 2003. The charge represented the amount by which the goodwill’s carrying value exceeded its estimated fair value, a component of which related to the estimated terminal value of the MagnaVault intellectual property (MagnaVault IP). During the third quarter of fiscal 2003, the Company began negotiations with a third party to sell the MagnaVault IP. As of December 31, 2002, it appeared likely that the sale of the MagnaVault IP would be consummated. The negotiations continued into the fourth quarter of fiscal 2003; however, as of March 31, 2003, management believed the probability of a successful sale of the MagnaVault IP to the aforementioned third party

BAKBONE SOFTWARE INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2003 and 2002

(in U.S. dollars)

to be unlikely. Based on this triggering event, the Company performed an additional impairment analysis, following the steps outlined above, on the MagnaVault-related goodwill. As a result of the additional analysis, the related goodwill was deemed impaired and the Company recognized a charge of $446,000 in the fourth quarter of fiscal 2003. This charge represented the remaining carrying value of the MagnaVault-related goodwill. The goodwill balance of $3.6 million as of March 31, 2003 relates entirely to the Company’s NetVault product line.

(6)	Equity

Public Offering

In December 2001, the Company completed a public offering of 7,170,400 units at a price of $0.80 per unit for gross proceeds of $5.7 million, excluding issuance costs of $469,000. Each unit was comprised of one common share and one-quarter common share purchase warrant. Each full share purchase warrant entitled the holder to purchase one common share at $1.04 and expired 120 days from the closing of this offering. As of March 31, 2003, 1,789,100 of the purchase warrants had been exercised, resulting in gross proceeds of $1.9 million. The remaining 3,500 purchase warrants expired unexercised in April 2002. In connection with the offering, the Company issued 250,000 Agent Options to a third party who assisted in the offering. The Agent Options entitled the holder thereof to purchase, at a price of $0.99, one common share and expired in December 2002. As of March 31, 2003, 210,000 of the Agent Options had been exercised for gross proceeds of $209,000. The remaining 40,000 Agent Options expired unexercised in December 2002.

Private Offerings

In January 2003, the Company completed a private offering of 1,917,788 units at a price of $0.56 per unit for gross proceeds of $1.1 million, excluding issuance costs of $75,000. Each unit was comprised of one common share and one-half common share purchase warrant. Each full share purchase warrant entitles the holder to purchase one common share at $0.64 and expires one year from the closing of the offering. The parties to the offering consisted of various members of Company management and employees. As of March 31, 2003, none of the 958,894 purchase warrants had been exercised and all remained outstanding.

In February 2002, the Company completed a private offering of 440,834 units at a price of $0.75 per unit for gross proceeds of $332,000, excluding issuance costs of $10,000. Each unit was comprised of one common share and one common share purchase warrant. Each common share purchase warrant entitled the holder to purchase one common share at $0.75 and expired one year from the closing of the offering. The parties to the offering consisted of various members of Company management and employees. During the year ended March 31, 2003, 19,167 purchase warrants were exercised for gross proceeds of $14,000. The remaining 421,667 purchase warrants expired unexercised in February 2003.

In May 2001, the Company completed a private placement of 3,000,000 Special Warrants at a price of $3.24 per Special Warrant for proceeds of $9.7 million, excluding issuance costs of $28,000. Each Special Warrant was exercisable, for no additional consideration, into one common share and one-half share purchase warrant upon receipt of the final prospectus filed in the provinces of Alberta and British Columbia. Each full share purchase warrant entitled the holder to purchase one common share at $4.84. All of the 1,500,000 purchase warrants, which resulted from this private placement, expired unexercised in November 2001.

BAKBONE SOFTWARE INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2003 and 2002

(in U.S. dollars)

Warrant activity is summarized as follows:

	Number of special warrants	Number of other warrants	Total warrants	Weighted- average exercise price
Balance at April 30, 2000	9,936,995	322,500	10,259,495	$0.02
Issued	—	5,249,995	5,249,995	4.39
Exercised for no consideration	(9,936,995)	—	(9,936,995)	—
Exercised for cash	—	(3,694,934)	(3,694,934)	1.23
Expired	—	(35,566)	(35,566)	8.82

Balance at March 31, 2001	—	1,841,995	1,841,995	9.88
Issued	3,000,000	3,983,434	6,983,434	1.39
Exercised for no consideration	(3,000,000)	—	(3,000,000)	—
Exercised for cash	—	(749,525)	(749,525)	1.03
Expired	—	(3,341,995)	(3,341,995)	7.62

Balance at March 31, 2002	—	1,733,909	1,733,909	0.97
Issued	—	1,568,897	1,568,897	0.68
Exercised for cash	—	(1,268,747)	(1,268,747)	1.04
Expired	—	(465,167)	(465,167)	0.77

Balance at March 31, 2003	—	1,568,892	1,568,892	$0.68

All warrants outstanding as of March 31, 2003 were exercisable.

During the year ended March 31, 2003, the Company granted 510,000 and 100,000 warrants to service providers and an employee, respectively, with per share prices ranging from $0.60 to $0.83. As of March 31, 2003, these warrants were fully vested and related to past services provided.

Escrowed Shares

In March 2000, in connection with the NVS acquisition, 10,425,000 common shares were deposited in escrow, of which one-third were scheduled to be released on September 16, 2000, March 16, 2001 and September 16, 2001. In July 2000, in order to obtain receipt of the final prospectus from the Province of Ontario, the Company entered into an additional escrow agreement covering 5,285,686 common shares, of which 4,956,686 related to the March 2000 escrowed shares and were re-deposited under this escrow agreement. These common shares were to be released in three equal installments on July 13, 2001, July 13, 2002 and July 13, 2003. As of March 31, 2003, the first two installments had been released in full on the dates specified above.

The total common shares released during the years ended March 31, 2003 and 2002, were 1,761,894 and 3,584,667, respectively. As of March 31, 2003, 1,761,897 common shares remained in escrow and will be released on July 13, 2003.

(7)	Stock-Based Awards

The Company has a stock option plan (the Plan) pursuant to which the Board of Directors of the Company may grant nontransferable stock options to purchase common shares of the Company to directors, officers, employees, advisors and consultants. As of March 31, 2003, 2002 and 2001, 6,283,000, 4,596,042, and 3,809,042 common shares, respectively, have been reserved for issuance under this plan. The maximum number of common shares which may be reserved for issuance to any one person under the Plan is 5% of the common shares outstanding at the time of grant (calculated on a non-diluted basis). The options vest generally over four years and are exercisable for a maximum term of ten years.

BAKBONE SOFTWARE INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2003 and 2002

(in U.S. dollars)

The Company’s options are denominated in Canadian dollars as the underlying stock is listed on the Toronto Stock Exchange. Per share amounts stated below have been translated to U.S. dollars at the rate of exchange in effect at the balance sheet date unless otherwise noted.

On August 17, 2001, the Company announced a voluntary Option Cancel and Regrant Program (Program) for its employees. Under the Program, the Company’s employees were given the opportunity, if they so chose, to cancel outstanding stock options previously granted to them in return for an equal number of replacement options at a later date. The replacement options were granted on March 1, 2002 at the then fair market value. As the replacement options were not granted within six months of the cancellation date, variable plan accounting is not required for the replacement options.

In October 2000, the Company repriced 1,698,000 stock options from $11.82 to $7.74.

A summary of the status of the Company’s stock option plan is as follows:

	Number of options	Weighted- average exercise price
Outstanding at April 30, 2000	2,340,904	$8.00
Granted	2,059,000	9.35
Exercised	(303,958)	1.88
Cancelled	(760,908)	9.00

Outstanding at March 31, 2001	3,335,038	8.40
Granted	2,716,464	2.26
Exercised	(13,000)	0.69
Cancelled	(3,282,689)	6.68

Outstanding at March 31, 2002	2,755,813	2.62
Granted	2,101,455	1.30
Exercised	(217,000)	0.71
Cancelled	(1,335,013)	3.07

Outstanding at March 31, 2003	3,305,255	1.78

Exercisable at March 31, 2003	2,395,386	$1.89

The following table summarizes information regarding stock options outstanding and exercisable at March 31, 2003:

Exercise prices	Options outstanding			Options exercisable
	Number outstanding	Average remaining contractual life (years)	Weighted- average exercise price	Number exercisable	Weighted- average exercise price
$0.58 to $0.95	108,729	9.21	$0.77	—	$—
$1.04 to $1.16	895,926	8.83	1.06	653,495	1.05
$1.22 to $1.36	1,703,200	9.07	1.30	1,400,000	1.29
$1.48 to $1.54	161,000	9.05	1.53	—	—
$3.33 to $4.08	272,900	5.87	3.72	182,870	3.82
$8.39 to $8.50	163,500	3.02	$8.46	159,021	$8.46

Totals	3,305,255			2,395,386

BAKBONE SOFTWARE INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2003 and 2002

(in U.S. dollars)

During the year ended March 31, 2002, the Company granted 2,664 stock options to a consultant with a per share price of $4.33. These options were fully vested upon grant and related to past services rendered.

During the eleven months ended March 31, 2001, the Company granted 475,000 stock options to advisors at prices ranging from $3.86 to $8.15 per share. Of the stock options granted, 25,000 were fully vested upon grant, 350,000 vest generally over one year based on the terms of the consulting agreements and 100,000 were to vest based on specified performance milestones. However, these milestones were not met, and none of the 100,000 stock options vested.

(8)	Stock-Based Compensation and Other Stock-Based Payments

Effective April 1, 2002, the Company adopted CICA Section 3870, under which the Company is required to apply a fair value-based method of accounting for all stock-based payments issued to non-employees and to all direct awards of stock to employees. The Company will continue to use settlement date accounting to account for employee stock options, whereby stock-based compensation is not generally recognized in connection with options granted to employees.

During the year ended March 31, 2003, the Company recognized $536,000 in stock-based compensation expense in connection with the issuance of certain equity instruments to non-employees for services they rendered to the Company. The fair value of these equity instruments was calculated using the Black-Scholes option-pricing model and was recorded as stock-based compensation expense during the year ended March 31, 2003.

In addition to the disclosures relating to the Company’s outstanding stock options presented in Note 7, CICA Section 3870 requires the disclosure of pro forma net earnings and earnings per share information as if the Company had accounted for employee stock options and warrants under the fair value method. The Company has elected to disclose pro forma net loss and pro forma loss per share as if the Company had accounted for its employee stock options and warrants issued since April 1, 2002 under the fair value method. A summary of the pro forma disclosure and the impact on the consolidated statements of operations for the year ended March 31, 2003 would have been as follows (in thousands, except per share data):

Net loss, as reported (restated)	$(9,449)
Compensation expense determined under the fair value method for employee stock options and warrants	860

Pro forma net loss (restated)	$(10,309)

Net loss per share:
Net loss, as reported	$(0.17)

Pro forma net loss	$(0.19)

The fair value of employee stock options and warrants granted during the year ended March 31, 2003 was estimated at the date of grant using the Black-Scholes option-pricing model using the following assumptions:

	Options	Warrants
Risk-free interest rate	3.72%	1.79%
Dividend yield	—	—
Volatility factor	100%	100%
Weighted-average expected life	2.83	2.00

BAKBONE SOFTWARE INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2003 and 2002

(in U.S. dollars)

The Company has assumed no forfeiture rate; adjustments for actual forfeitures are made in the period they occur. The weighted-average fair value of employee stock options and warrants granted during the year ended March 31, 2003 was $0.73 and $0.65, respectively.

(9)	Income Taxes

The income tax effects of the temporary differences that give rise to significant portions of the Company’s deferred tax assets as of March 31, 2003 and 2002 are presented below by tax jurisdiction (in thousands):

	Canada	United States	United Kingdom	Japan	Total
March 31, 2003:
Deferred tax assets:
Accruals	$507	$945	$118	$28	$1,598
Net operating losses	574	12,273	1,322	193	14,362

	1,081	13,218	1,440	221	15,960
Less valuation allowance	(1,081)	(13,188)	(1,440)	(219)	(15,928)

Deferred tax assets	—	30	—	2	32
Deferred tax liabilities—capital assets	—	(30)	—	(2)	(32)

Net deferred tax assets	$—	$—	$—	$—	$—

March 31, 2002:
Deferred tax assets:
Accruals	$507	$264	$1	$28	$800
Net operating losses	542	10,929	1,205	135	12,811

	1,049	11,193	1,206	163	13,611
Less valuation allowance	(1,049)	(11,193)	(1,206)	(156)	(13,604)

Deferred tax assets	—	—	—	7	7
Deferred tax liabilities—capital assets	—	—	—	(7)	(7)

Net deferred tax assets	$—	$—	$—	$—	$—

A reconciliation of the expected income tax benefit to the actual income tax expense reported in the consolidated statements of operations is as follows (in thousands):

	2003	2002	2001
Computed expected income tax benefit at Canadian statutory income tax rate of 41.1%, 41.1% and 41.7% for 2003, 2002 and 2001, respectively	$(3,674)	$(7,632)	$(9,053)
Foreign tax rate differential	556	518	1,039
Debt discharge	615	—	—
Other tax accruals	324	(95)	—
Nondeductible goodwill	365	2,193	652
Unrecognized recoveries from losses	2,324	5,883	7,349
Permanent differences	—	(867)	13

Actual income tax expense	$510	$—	$—

BAKBONE SOFTWARE INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2003 and 2002

(in U.S. dollars)

The fiscal 2003 income tax expense of $510,000 relates to foreign operations and activities.

The net change in the total valuation allowance for the years ended March 31, 2003 and 2002 and the eleven months ended March 31, 2001, was an increase of $2.3 million, $6.0 million and $7.3 million, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of deferred taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected deferred taxable income, and tax planning strategies in making this assessment. Based on the level of historical operating results and projections of deferred taxable income, management has determined that it is more likely than not that the portion of deferred tax assets not utilized through the reversal of deferred tax liabilities will not be realized. Accordingly, the Company has recorded a valuation allowance to reduce deferred tax assets to the amount that is more likely than not to be realized.

The Company has Canadian non-capital losses of CDN$2.1 million at March 31, 2003 that are available to apply against future Canadian taxable income. These losses begin to expire in 2007.

BakBone Software, Inc. has federal net operating loss carryforwards of $30.6 million at March 31, 2003 that are available as reductions to its taxable income in future years. These carryforwards will begin to expire in 2020.

BakBone Software Ltd. has trade loss carryforwards of UK£2.3 million at March 31, 2003 that are available as reductions to its taxable income in future years. These carryforwards generally have an indefinite carry forward period.

BakBone Software KK has net operating loss carryforwards of ¥53.0 million at March 31, 2003 that are available as reductions to its taxable income in future years. These carryforwards began to expire in 2003.

(10) Special	Charges

In November 2002, the Company undertook a plan to cease all activities, with the exception of customer support, related to its MagnaVault product offering, effective December 31, 2002. In the third quarter of fiscal 2003 and in connection with the MagnaVault exit activities, the Company recorded special charges of $415,000, related primarily to a specific workforce reduction, idle facility costs and the impairment of fixed assets. A summary of these charges is as follows (in thousands):

	Total Charge	Payments	Liability at March 31, 2003
Employee severance	$87	$87	$—
Idle facility	192	33	159
Other exit costs	32	32	—

Total	$311	$152	$159

The Company also recorded non-cash asset impairment charges of $104,000 in connection with the MagnaVault exit activities.

BAKBONE SOFTWARE INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2003 and 2002

(in U.S. dollars)

The current and non-current portions of the idle facility liability are included in “Accrued liabilities” and “Other liabilities”, respectively, in the consolidated balance sheet as of March 31, 2003.

(11) Retirement	Plans

During the eleven months ended March 31, 2001, the Company established a voluntary deferred contribution plan for employees in the United States (the U.S. Plan) in accordance with the provisions of the Internal Revenue Code Section 401(k). The U.S. Plan allows participants to contribute up to 15% of their annual salary, subject to certain limitations, as provided by federal law. Each year, the Company’s Board of Directors determines the amount, if any, of the Company’s matching contributions. There were no matching contributions to the U.S. Plan during the years ended March 31, 2003 and 2002 or during the eleven months ended March 31, 2001.

The Company maintains a voluntary defined contribution plan for employees in the United Kingdom (the U.K. Plan). The U.K. Plan allows participants to defer a minimum of 3% of their annual salary with a maximum contribution ranging from 17.5% to 40% of salary, depending on the age of the participant. In addition, the U.K. Plan calls for the Company to annually match 5% of each participant’s salary; these matching contributions vest immediately. During the years ended March 31, 2003 and 2002 and the eleven months ended March 31, 2001, the Company contributed $195,000, $149,000, and $76,000 respectively, to the U.K. Plan.

The Company currently maintains no retirement plans for employees working in Japan.

(12) Note	Payable

The Company has an unsecured term loan with a bank, which bears interest at 7.5% and matures on December 31, 2003. During the year ended March 31, 2003, the Company made principal and interest payments totaling $447,000. As the loan matures in December 2003, it is classified as short-term.

(13) Related	Party Transactions

A director of the Company is a partner of a law firm that provides legal services to the Company. During the years ended March 31, 2003 and 2002 and the eleven months ended March 31, 2001, the Company paid the associated law firm $118,000, $120,000 and $270,000, respectively, relating to the services rendered. As of March 31, 2003, there was $48,000 owed to this related party.

A director of the Company has provided certain consulting and legal advice to the Company. During the years ended March 31, 2003 and 2002 and the eleven months ended March 31, 2001, the Company paid the director $57,000, $155,000 and $62,000, respectively, relating to the services rendered. As of March 31, 2003, there was no amount owed to this related party.

A director of the Company is the president of a firm which provided certain consulting services to the Company. During the year ended March 31, 2003, the Company paid the firm $72,000 relating to the services rendered. The Company made no payments to this related party during the year ended March 31, 2002 and the eleven months ended March 31, 2001. As of March 31, 2003, there was $12,000 owed to this related party.

BAKBONE SOFTWARE INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2003 and 2002

(in U.S. dollars)

A former director of the Company provided certain consulting and investor relation services to the Company. During the year ended March 31, 2002 and the eleven months ended March 31, 2001, the Company paid the former director $41,000 and $70,000, respectively, relating to the services rendered. The Company made no payments to this related party during the year ended March 31, 2003. As of March 31, 2003 there was no amount owed to this related party.

Prior to the acquisition of BakBone KK, two former directors and officers of the Company provided interest-free loans to BakBone KK. As of March 31, 2002, the balance owed to these individuals totaled $63,000. During the year ended March 31, 2003, these loans were paid in full.

(14) Commitments	and Contingencies

(a) Litigation

The Company is involved in litigation and claims, which arise from time to time in the normal course of business. In the opinion of management, based in part on the advice of legal counsel, any liability that may arise from such contingencies would not have a significant adverse effect on the consolidated financial position, results of operations or liquidity of the Company.

(b) Leases

The Company leases certain facilities and equipment under non-cancelable operating and capital leases. Future minimum lease payments for years ending March 31 are as follows (in thousands):

	Capital leases	Operating leases
2004	$105	$1,566
2005	35	1,084
2006	13	562
2007	—	256
2008	—	63
Thereafter	—	352

Total minimum lease payments	153	$3,883

Less amount representing interest	(11)

Present value of net minimum lease payments, including current portion of $97	$142

Rent expense for the years ended March 31, 2003 and 2002 and the eleven months ended March 31, 2001 approximated $1.7 million, $1.6 million and $1.2 million, respectively.

The net book value of assets under capital leases at March 31, 2003 and 2002 was approximately $142,000 and $255,000, respectively, which are net of accumulated amortization of $378,000 and $176,000, respectively.

The Company has an operating lease for a facility in Maryland which became idle during the year ended March 31, 2003 when the Company ceased all activities, with the exception of customer support, related to its

BAKBONE SOFTWARE INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2003 and 2002

(in U.S. dollars)

MagnaVault product offering. As the facility will most likely remain idle through the end of the lease term, May 2004, the Company recorded a liability in the amount of $192,000 representing the present value of the future lease payments through May 2004. As of March 31, 2003, $159,000 of this liability remained, of which $135,000 and $24,000 are included in “Accrued liabilities” and “Other liabilities”, respectively, on the accompanying consolidated balance sheet.

(c) Employee Benefit Trust

In connection with the Company’s acquisition of NetVault Holdings Ltd. in March 2000 and in an attempt to retain key NetVault Holdings Ltd. employees, 2,100,000 common shares of the Company were placed in an Employee Benefit Trust (EBT) and allocated to certain NetVault Holdings Ltd. employees. The Company incurs a National Insurance Contribution (NIC) liability in the United Kingdom, which is a tax on earned income, whenever an employee removes shares from the EBT. The NIC liability incurred equates to a percentage of the fair value of common shares on the date of removal. Due to the uncertain nature of estimating when shares will be removed from the EBT, NIC liabilities will be recorded when incurred. As of March 31, 2003, 951,168 allocated and unexercised shares remained in the EBT and the NIC liability rate as of this date was 11.8%.

(15) Segment	Information

The Company has segmented its operations by product line. In November 2002, the Company decided to “end of life” the MagnaVault product line. MagnaVault revenues for the year ended March 31, 2003 have been included below for comparative purposes. Subsequent to December 31, 2002, the Company’s operations consist of the NetVault product line only. Revenues are generated from the selling of software licenses and related support services. The following table represents a summary of revenues by product line for the periods presented (in thousands):

	2003	2002	2001
	(restated)	(restated)
Revenues
Licensing:
NetVault	$14,399	$6,894	$2,378
MagnaVault	905	1,201	1,808

Total	15,304	8,095	4,186

Service:
NetVault	2,152	1,218	530
MagnaVault	462	550	259

Total	2,614	1,768	789

Total revenues	$17,918	$9,863	$4,975

BAKBONE SOFTWARE INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2003 and 2002

(in U.S. dollars)

The following table represents a summary of revenues by major geographic region for the years ended March 31, 2003 and 2002, and the eleven months ended March 31, 2001 (in thousands):

	2003	2002	2001
	(restated)	(restated)
Revenues
Licensing:
Europe	$3,053	$1,355	$398
Asia	6,334	3,714	2,512
North America	5,917	3,026	1,276

Total	15,304	8,095	4,186

Service:
Europe	550	379	278
Asia	532	359	198
North America	1,532	1,030	313

Total	2,614	1,768	789

Total revenues	$17,918	$9,863	$4,975

The following table represents a summary of capital assets and goodwill by major geographic region as of March 31, 2003 and 2002 (in thousands):

	Europe	Asia	North America	Total
Identifiable assets as of March 31, 2003:
Capital assets, net	$374	$272	$1,593	$2,239
Goodwill, net (restated)	$907	$—	$2,676	$3,583
Identifiable assets as of March 31, 2002:
Capital assets, net	$431	$261	$2,070	$2,762
Goodwill, net (restated)	$821	$—	$3,564	$4,385

(16) Subsequent	Events

In April 2003, the Company entered into a non-binding letter of intent with a third party venture capital firm (VC Firm), pursuant to which the Company expects to, by way of private placement, issue to the VC Firm an aggregate of approximately 22,000,000 Series A preferred shares at CDN$1.00 per preferred share. The closing of the private placement is not guaranteed by the letter of intent and is subject to requisite regulatory and shareholder approval.